[MOUNTAINBANK FINANCIAL CORPORATION LOGO]

News Release

Date:	Monday, January 27, 2003	Release Date:	For Immediate Release

Contact:	J. W. Davis, President and CEO MountainBank Financial Corporation (828) 693-7376

MOUNTAINBANK FINANCIAL CORPORATION REPORTS RECORD EARNINGS FOR 2002 UP 145%

HENDERSONVILLE N.C., January 27 / PR Newswire / — MountainBank Financial Corporation today announced that the Company recognized record earnings for during 2002. For the year, the Company earned $6.15 million as compared with $2.51 million in 2001, representing an increase in net income of $3.64 million or 145%. Basic earnings per share for the year totaled $1.97 with diluted earnings per share totaling $1.58. This represents an increase of $0.86 per share or 77% for basic earnings per share and $0.57 or 56% increase for diluted earnings per share.

For the fourth quarter of 2002, the Company earned $1.42 million as compared with $623 thousand for the fourth quarter of 2001, representing an increase of $801 thousand or 129%. Basic earnings per share for the quarter amounted to $0.45 while diluted earnings per share totaled $0.37. This compares with $0.27 and $0.23, respectively, for basic and diluted earning per share during the fourth quarter of 2001.

The Company also reported that assets grew from $561.1 million in 2001 to $841.5 million in 2002, a 50% increase, while loans and deposits also made strong advances with increases of 45% in each category.

In announcing these results, J.W. Davis, president and chief executive officer said, “Our 2002 financial performance provides overwhelming support for a traditional bank model where fundamentals are the focus. Sticking to the basics, particularly during tough economic times, is our operating philosophy, and our 2002 year-end results bear this out.”

Additional summary financial information follows on the accompanying pages:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
Summary of Operations (in thousands)
Net income	$1,424	$623	$6,157	$2,510
Interest income	$12,852	$7,867	$46,038	$29,906
Interest expense	$5,137	$4,013	$19,073	$16,621
Net interest income	$7,715	$3,854	$26,965	$13,285
Provision for loan losses	$1,900	$1,150	$5,300	$3,347
Non-interest income	$2,079	$1,341	$6,516	$2,994
Non-interest expense	$5,597	$3,255	$18,037	$9,206
Income tax expense	$873	$167	$3,987	$1,216

Earnings Information and Per Share Data
Basic earnings per share	$0.45	$0.27	$1.97	$1.11
Diluted earnings per share	$0.37	$0.23	$1.58	$1.01
Stated book value	$12.79	$11.55	$12.79	$11.55
Tangible book value	$11.55	$11.18	$11.55	$11.18
Closing market price	$26.00	$19.17	$26.00	$19.17

Selected Key Data
Efficiency ratio			53.87%	56.55%
Return on average assets			0.90%	0.66%
Return on average equity			13.07%	12.71%

	At December 31,
	2002	2001
Balance Sheet Information (in thousands)
Total assets	$841,474	$561,123
Cash and due from banks	$10,229	$10,126
Investment securities	$77,478	$45,388
Loans, gross	$711,978	$490,985
Allowance for loan losses	$11,192	$7,113
Intangible assets	$3,967	$2,820
Non-interest bearing deposits	$60,468	$41,188
Interest bearing deposits	$618,147	$426,319
Other interest-bearing liabilities	$106,124	$49,859
Shareholders equity	$50,998	$37,015

Asset Quality Information (dollars in thousands)
Non-accrual loans, ORE and repossessed property	$3,739	$1,528
Accruing loans 90 days or more past due	$18	$0
Total nonperforming assets	$3,757	$1,528
Nonperforming assets to total assets	0.45%	0.27%
Allowance for loan losses to nonperforming assets	297.90%	465.51%
Allowance for loan losses to total loans	1.57%	1.45%
Allowance to loans excluding sold but undelivered mortgages	1.65%	1.50%
Accruing loans 30 to 89 days past due	$9,999	$4,551

Loans charged off during period	$1,449	$490
Recoveries during period	$227	$15
Net charge-offs to period end loans	0.17%	0.10%
Allowance for loan losses to net charge-offs	915.88%	1497.47%

Other Share Information
Weighted average shares outstanding—basic	3,128,805	2,256,780
Weighted average shares outstanding—diluted	760,158	216,560

SOURCE: MountainBank Financial Corporation

MountainBank Financial Corporation’s stock currently trades on the NASDAQ SmallCap market under the symbol MBFC. MountainBank, one of the fastest growing community banks in the Carolinas, currently operates seventeen full service offices in nine western North Carolina counties. The company also offers trust, wealth management and mortgage services through subsidiaries in Greenville and Greenwood, South Carolina.

Forward-Looking Statements

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

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